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                                                                       EXHIBIT 5


14 November 1995


Digital Equipment Corporation
111 Powdermill Road
Maynard, Massachusetts  01754

Re:    Registration Statement on Form S-8
       Relating to the Digital Equipment Corporation
       1995 Equity Plan; 1995 Stock Option Plan for Nonemployee
       Directors (collectively, the "Plans")
       -----------------------------------------------------------

Ladies and Gentlemen:

I am Vice President, Clerk, Secretary and Assistant General Counsel of Digital Equipment Corporation (the "Corporation"), a Massachusetts corporation. I am of the opinion that the 10,050,000 shares of Common Stock, par value $1.00 per share, proposed to be issued by the Corporation pursuant to the Plans will be legally issued, fully-paid and nonassessable after the issuance of such shares in accordance with the terms of the Plans.

I am further of the opinion that no action of any governmental authority is necessary for the issuance and sale of such shares by the Corporation except that the above-referenced Registration Statement shall have become effective and such action as may be necessary under the securities laws of the several states shall have been taken.

I hereby consent to the filing of this opinion as Exhibit 5 to the above-referenced Registration Statement.

Very truly yours,

/s/ Gail S. Mann

Gail S. Mann
Vice President, Assistant General Counsel,
Secretary and Clerk